UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 28, 2012, the Board of Directors of Einstein Noah Restaurant Group, Inc. (the “Company”) appointed Brian L. Unger to the position of Chief Restaurant Officer of the Company. Mr. Unger, age 55, will continue to report to the chief executive officer. Mr. Unger’s primary responsibilities pertain to the Company’s owned restaurants and the Einstein Bros. Bagels franchise channel and now include broader corporate strategic and tactical store operations initiatives (including oversight of the Company’s catering business). Mr. Unger has been with the Company since March 2011, where he has served as Executive Vice President of Operations.

After eight years of active duty as an Officer in the United States Marine Corps, he began his operations career with McDonald’s in Downers Grove, Illinois in 1985, and joined McDonald’s International group in 1991, working in Latin America. He moved to Puerto Rico in 1992, where he was named Director of Operations for Central America and the Caribbean. In 1997, Mr. Unger was appointed Director of Operations for Latin America, and in 2003, was named President of the Caribbean Region, where he led in the rapid expansion of McDonald’s throughout the Caribbean. He returned to the U.S. business in 2005 as Senior Vice President/General Manager McOpCo West Division in McDonald’s USA. In 2009, Mr. Unger moved to Toronto, Canada to lead Canadian corporate operations as Vice President, McDonald’s Canada.

In accordance with his offer letter, Mr. Unger received an initial annual salary of $310,000, and still is eligible to receive an annual bonus of 75% of his salary based upon the achievement of certain annual sales and EBITDA goals. Mr. Unger is also entitled to receive vacation, health and other benefits available to the Company’s employees generally. The Company agreed to provide Mr. Unger with life and long term disability insurance.

Mr. Unger is also eligible to participate in the Company’s 2011 Omnibus Incentive Plan. No additional award was granted to Mr. Unger in connection with his appointment as Chief Restaurant Officer.

There are no family relationships or related party transactions involving Mr. Unger and the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

10.1	Brian L. Unger Offer of Employment dated February 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: March 5, 2012	/s/ EMANUEL P.N. HILARIO
Emanuel P.N. Hilario
Chief Financial Officer